Exhibit 99.1
CONTANGO ORE, INC.

NEWS RELEASE

Contango ORE Adopts Stockholder Rights Plan

December 21, 2012 – HOUSTON, TEXAS – Contango ORE, Inc. (CTGO.PK) announced today that it has adopted a Stockholder Rights Plan (the “Plan”) that is designed to ensure that all stockholders of the Company receive fair value for their shares of Common Stock in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to all of the Company’s stockholders.

Brad Juneau, the Company’s President and Chief Executive Officer, said, “We believe that this Plan protects stockholder interests in the event that the Company is confronted with coercive or unfair takeover tactics, including offers that do not treat all stockholder interests fairly or do not maximize the value of the Company. With our announcement of the results of our successful 2012 exploratory program on our Tetlin Lease in Alaska, prospective for gold and related minerals, we believe the adoption of the Plan at this time is a prudent step for the Board to take to allow the Company to execute an exploration program to delineate the scope of the resources discovered. Until the Company is able to complete additional exploratory work, it is difficult to value the resource identified through our work in 2012.”

Mr. Juneau continued, “Adoption of the Plan is necessary, in light of the success of our 2012 exploration program, to protect all shareholders. I want to stress that this Plan is not intended, nor will it operate, to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders. The Plan is designed to deal with the problem of unilateral actions by hostile acquirors that are calculated to deprive the Board and stockholders of their ability to pursue the Company’s business strategies and otherwise to seek to maximize long-term value for all stockholders,” he said.

Under the terms of the Plan, Rights will be distributed as a dividend at the rate of one Right for each share of Common Stock that is issued or sold by the Company after December 20, 2012. The Rights may only be exercised during a two-year period and are scheduled to expire on December 19, 2014.

Each Right will entitle the holder to buy 1/100 of a share of Series A Junior Preferred Stock of the Company (the “Preferred Stock”) at an exercise price of $80 per share. The Rights will be exercisable and will trade separately from the shares of Common Stock only if a person or group, other than our Chairman, Mr. Kenneth Peak, who currently owns approximately 26.7% of our Common Stock, acquires beneficial ownership of 15% or more of the Company’s Common Stock or commences a tender or exchange offer that would result in such a person or group owning 15% or more of the Common Stock (the “Triggering Event”). Only when one or more of these events occur will stockholders receive certificates for the Rights.

If any person actually acquires 15% or more of shares of Common Stock – other than through a tender or exchange offer for all shares of Common Stock that provides a fair price and other acceptable terms for such shares – or if a 15%-or-more stockholder engages in certain “self-dealing” transactions or engages in a merger or other business combination in which the Company survives and its shares of Common Stock remain outstanding, the other stockholders will be able to exercise the Rights and buy shares of Common Stock of the Company having approximately twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, stockholders will be able to purchase a certain number of the other party’s Common Stock in an amount equal to approximately twice the value of the exercise price of the Rights.

The Company will be entitled to redeem the Rights at $0.01 per Right at any time until the earlier of (i) the tenth day following public announcement that a person has acquired a 15% ownership position in shares of Common Stock of the Company or (ii) the final expiration date of the Rights. The Company in its discretion may extend the period during which it may redeem the Rights.

Contango ORE, Inc. (CORE) is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals and rare earth elements. Additional information can be found on our web page at www.contangoore.com.
This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and rare earth elements; the existence and extent of commercially exploitable minerals in properties acquired by CORE; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the inability to obtain any mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango ORE, Inc.                         For information, contact:
3700 Buffalo Speedway, Suite 960    Brad Juneau
Houston, Texas 77098    (713) 621-7325
www.contangoore.com